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                                                           Exhibit 99.1
                                                           For Immediate Release

Media Contact
Libby Barland
Childtime Learning Centers, Inc.
38345 West 10 Mile Road, Suite 100
Farmington Hills, MI  48335
561-237-2243
http://www.childtime.com

CHILDTIME LEARNING CENTERS REPORTS THAT THE COMPANY'S SECURITIES ARE SUBJECT TO DELISTING ABSENT APPEAL

FARMINGTON HILLS, MI, December 4, 2002 -- Childtime Learning Centers, Inc. (NASDAQ: CTIM), today announced that it had received notice of the determination by the Nasdaq Listing Qualifications Department that, absent an appeal by the Company, the Company's securities are subject to delisting from The Nasdaq SmallCap Market on December 11, 2002, because of the failure to file the Company's Form 10-Q for the period ended October 11, 2002, as required for continued inclusion by Marketplace Rule 4310(c)(14). As a result of the Company's filing delinquency, trading symbols for the Company's securities will be changed from CTIM to CTIME at the opening of business on December 5, 2002.

The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination. During the pendency of the appeal process, the Company's securities will remain listed on The Nasdaq SmallCap Market. Although there are no assurances that an appeal by the Company would be successful, the Company is currently in the process of preparing the Company's Form 10-Q for the period ended October 11, 2002, as required for continued inclusion on The Nasdaq SmallCap Market by Marketplace Rule 4310(c)(14).

Childtime Learning Centers, Inc., of Farmington Hills, MI acquired Tutor Time Learning Systems, Inc. on July 19, 2002 and is now the nation's third largest publicly traded child care provider with operations in 30 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and provides education and care for over 50,000 children daily in over 450 corporate and franchise centers nationwide.